CONFIDENTIAL
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February 1, 2009

EMPLOYMENT AGREEMENT

This Agreement made and entered into effective the 1st of February, 2009 by and between Kirsten Doerfert, an individual residing at 2500 Princeton Court, Minneapolis, Minnesota 55416 (“Employee”), and BioDrain Medical Incorporated, 2060 Centre Pointe Boulevard, Suite 7, Mendota Heights, Minnesota 55120, a Minnesota corporation (“Company”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee to render services for the Company as its Vice President, Sales and Marketing on the terms and conditions hereinafter set forth, and the Employee desires to be employed by the Company on such terms and conditions;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.
Employment.  The Company agrees to employ the Employee for a period of two (2) years, commencing on February 1, 2009, unless Employee violates the terms set forth in Paragraph 6: Termination by the Company for Cause, or the Employee voluntarily resigns.  The Agreement shall be automatically renew annually except by action of the President & CEO or the Board of Directors.

2.
Duties. The Employee will hold the title of Vice President, Sales and Marketing and shall report to the President & CEO of the Company.  The general scope of the Employee’s duties shall include but not be limited to responsibility for developing and implementing the overall sales and marketing strategy and tactical plans to grow sales revenue and account penetration supporting the overall business strategy.  Sales channel identification and establishment are key priorities including the advancement of the Company website and development of Company marketing collateral.   The Employee will be decisive, driven, hands-on and results-oriented.   Market segmentation, positioning, branding, and business development will be additional responsibilities for the Employee.  The Vice President, Sales and Marketing will play a significant role in establishing and managing beta sites for the Company’s product(s).  Additionally, the Employee will drive securing initial purchase orders and obtaining initial sales and sustaining growth in revenues from the Company’s product(s).

The Employee’s duties may be modified from time to time by mutual agreement between the Employee and the President & CEO as they deem to be in the best interests of the Company.

3.	Extent of Services. The Employee shall devote her full attention, energy and skills to the business of the Company and use her best efforts to fully and competently perform the duties of her office.

4.	Compensation.

a.
Base Salary. $135,000 annual base salary to be paid through 3 months after both the product’s receipt of FDA approval and the product being commercially ready and available for sale. At the 3 month timeframe after both FDA approval and commercially ready and available product has been secured, annual base salary will move to $125,000.  Payment will be monthly and will be according to the Company’s salary schedule.  Employee will receive annual salary reviews and potential increases, based on Employee’s performance.

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b.
Commission.  Commissions of 7.5% of total worldwide sales will be paid for sales made in the first 12 months after both FDA approval and product being commercially ready and available. Commissions of 5% of total worldwide sales will be paid for sales made in the second 12 months after both FDA approval and product being commercially ready and available. Commission to be paid on a monthly basis in conjunction with scheduled payroll.  For purposes of this Paragraph, “sales made” shall mean sales for which revenues are booked.  Commissions shall be deemed earned, and paid, on booked revenues with subsequent adjustments made for uncollectible balances.

c.
Stock Options/Warrants.  The Employee will receive total stock options to purchase 100,000 shares of the Company’s common stock at $.35 per share.  In addition, Employee will receive 15,000 warrants to purchase Company stock at $.46 per share.  The 15,000 warrants will vest as of February 1, 2009 and will have a five-year term.  The options will vest as follows:  20,000 upon execution of this Agreement, 20,000 upon securing four Beta sites/POs/testimonials/Letters of Intent, 20,000 upon FDA approval, 20,000 upon sale of the first FMS unit, and 20,000 upon sale of the 50th FMS unit.

The total of these options plus warrants, assuming all milestones are achieved, will be 115,000, as described above.  Employee and Company will cooperate in drafting and executing such additional documents as may be necessary to effectuate the grants, vesting schedule and pricing arrangements detailed in this Paragraph.

5.	Additional Benefits.

a.	Automobile. The Company shall reimburse the Employee for deductible automobile mileage according to its Expense Reporting Procedures.

b.
Business Expense.  The Company will reimburse the Employee for all reasonable, deductible and substantiated business expenses per its Expense Reporting Procedures.  This includes, but is not limited to such expenses as cell phones, and business meetings, etc.

c.	Benefits. The Employee will be eligible for the Company’s benefits package effective on February 1, 2009.

d.	Vacation. The Employee will receive a minimum of three (3) weeks of paid vacation per year.

e.
Education. The Company will support the Employee in her pursuit of continuing education provided sufficient cash flows support tuition reimbursement and she meets the conditions and terms of the tuition reimbursement guidelines as outlined in the Employee Manual when written.  Company and Employee will annually discuss and mutually determine the affordability to Company of tuition reimbursement for Employee.

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6.
Non-Compete.   Throughout the period of Employee’s employment with the Company, and thereafter for a period of two (2) years, Employee shall not, for any reason whatsoever, directly or indirectly, plan, organize, advise, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business of the following type: the development, marketing and sales of medical devises dedicated or designed to safely manage and dispose of contaminated fluids generated in the operating room and other similar medical locations, or any business relating to cleaning, disinfecting or sterilizing of medical instruments or products using fluids similar to those utilized by the Company.  For purposes of this Agreement, indirect competition shall be deemed to include any activity by Employee in aid of a competing Business, including but not limited to, being a partner, shareholder, officer, director, member, owner, manager, governor, agent, employee, advisor, consultant or independent contractor of any competing Business, except that the foregoing will not prevent Employee from holding less than five percent (5%) of the outstanding capital stock of any publicly traded company.

7.
Intellectual Property.    Employee agrees that all right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any “Intellectual Property,” defined to include, but not be limited to, any patent rights, trademarks, copyrights, ideas, creations and properties invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering her services to Company (both before the execution of this Agreement and thereafter) shall, as between the parties, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature therein or thereto, or in and to any results and proceeds there from.  Employee agrees to assign, and hereby expressly and irrevocably assigns, to Company all worldwide rights, title and interest, in perpetuity, in respect of any and all rights Employee may have or acquire in the Intellectual Property.  The assignment of the rights as above shall not lapse if Company has not exercised its rights under the assignment for any period of time or in any jurisdiction or territory.  Pursuant to Section 181.78 of the Minnesota Statutes, the preceding sentence does not apply to an invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on the Employee's own time, and (1) which does not relate (a) directly to the business of Company or (b) to Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for Company.  To the extent any of the rights, title, and interest in and to the Intellectual Property cannot be assigned to Company (and to the extent any of Employee’s retained rights under Section 181.78 were incorporated by Employee (directly or indirectly) in any of Company's past, current or future products or services), Employee hereby grants to Company an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicensees) to such non-assignable (or non-assigned) rights.  To the extent any rights, title and interest in and to Intellectual Property rights can be neither assigned nor so licensed by Employee to Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company, any of Company's successors in interest, and the customers and licensees of either.  Further, Employee agrees to waive, and hereby waives, any "moral rights" Employee may have or may obtain in the Intellectual Property.  Employee further agrees to assist Company in every proper way to apply for, obtain, perfect and enforce rights in the Intellectual Property in any and all countries, and to that end Employee will execute all documents for use in applying for, obtaining and perfecting such rights and enforcing same, as Company may desire, together with any assignments thereof to Company or persons designated by it.  Employee appoints Company as its attorney in fact to execute any documents necessary to achieve such results.  To the maximum extent possible, Company shall be shown in all documentation as the owner of all rights in the Intellectual Property

8.
Termination by Company for Cause. The Company may terminate Employee’s employment for “cause” at any time during the Term.  For purposes of this Paragraph 8., the term “cause” shall mean any of the following:

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o
The material non-compliance by the Employee with written instructions, directions or regulations of the Board of Directors applicable to Employee, the breach by Employee of any material term of this Agreement, or the unsatisfactory performance by Employee of Employee’s duties, obligations, work and production standards, and the failure of Employee to correct such non-compliance, breach or unsatisfactory performance within thirty (30) days after receipt by Employee of written notice of the same by the Company;

o
Any willful or grossly negligent act by the Employee having the effect of injuring in a material way the Company as determined by the affirmative vote of the majority of the members of the Board of Directors;

o	The commission by the Employee of fraud or a criminal act that adversely affects the business of the Company; or,

o
The determination by an affirmative vote of the majority of the members of the Board of Directors, after a reasonable and good faith investigation by the Company following a written allegation by another employee of the Company, that Employee engaged in some form of harassment or other improper conduct prohibited by law, unless such actions were specifically directed by the Board.

In the event of a termination for cause, as defined herein, the Employee shall only be entitled to receive payment of base salary, adjusted pro-rata to the date of such termination, along with unused vacation pay and commissions earned to the date of termination.  The Employee shall have absolutely no right to receive or retain any other payment or compensation whatsoever under this Agreement, regardless of the term of the employment then elapsed.  The Employee’s rights and obligations regarding stock options and shares of the Company’s common stock owned by Employee shall be determined in accordance with and be governed by the Company’s Stock Option Plan as well as Employee’s stock option agreements.  Only options that have vested as of Employee’s termination date shall be exercisable by Employee.

9.
Termination by Company without Cause.  In the event the Employee’s employment is terminated by the Company without cause, as “cause” is defined in Paragraph 8 hereof, Employee shall be entitled to receive from the Company as severance pay an amount equal to twelve (12) months of Employee’s Base Salary then in effect at the time of termination, payable in twelve (12) equal monthly installments, in accordance with the Company’s payroll cycle until paid in full, along with unused vacation pay and commissions earned to the date of termination.  Employee’s vested options shall be exercisable, and any unvested options shall immediately vest and become exercisable, upon termination under this Paragraph.  The consideration provided in this section is conditioned upon the Employee’s return to the Company of any and all property belonging to the Company in Employee’s possession or control and Employee’s disclosure to the Company of any information known to Employee and necessary for the Company to access any computer software or programs of the Company controlled by Employee.

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10.
Termination by Employee for Good Reason.  Employee may, at her option, terminate her employment at any time during the Term for good reason.  For purposes of this Agreement, “good reason” shall mean (i) any material breach by the Company of this Agreement that is not cured by the Company within thirty (30) days after receipt of written notice from Employee of such material breach, (ii) any material diminution or adverse (to Employee) change in the duties, responsibilities, rights, privileges or the reporting relationships, which were applicable to and enjoyed by the Employee at the time of such diminution of change, without the consent of the Employee, except as a result of the termination of Employee’s employment by the Company as provided in Paragraph 8 hereof, (iii) any requirement from the Board of Directors that the Employee must relocate her office outside the Twin Cities metropolitan area, or (iv) occurrence of any event described in Paragraph 12. In the event of a termination by Employee of her employment as provided in this Paragraph 10, Employee shall be entitled to severance pay and benefits as provided in Paragraph 9 hereof.

11.
Termination by Employee.   Employee may terminate employment at any time during the Term for any reason with one (1) month notice.  In the event of termination under this Paragraph, Employee shall be paid her base salary, adjusted pro-rata to the date of such termination, along with unused vacation pay and commissions earned to the date of termination.  Employee agrees to aid in transition and exit from the Company causing no harm or hardship during such transition.  Employee is bound by Paragraph 6 of this Agreement.  Employee is not eligible for salary continuation or bonus or additional stock option vesting if she voluntarily resigns for reasons other than “good reason” as defined in Paragraph 10.

12.
Sale, Reorganization or Transfer of Ownership.  In the event the Company (or substantially all of its assets) is sold, or if majority ownership of the Company should pass from the majority shareholders existing as of the effective date of this Agreement to a single party or entity, the terms of this Agreement shall remain in force.  Terms of all executive employment agreements will identify the specifics for sale, reorganization or transfer of ownership, to be approved by the Compensation Committee.  All non-vested stock options, whether milestone has been achieved or not, shall become vested with the completion of the sale of the Company.

13.
Insolvency or Cessation of Business.  In the event the Company becomes insolvent or ceases business due to lack of funds, this Agreement is immediately null and void and the terms and conditions are rendered non-enforceable, specifically those clauses associated with non-disclosure and non-competition.

14.	Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of Minnesota.

15.
Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if delivered by hand or by fax, or three (3) working days after deposited, if placed in the mails for delivery by certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following address:

Company:	BioDrain Medical Inc.
Attention: Kevin R. Davidson, President & CEO
2060 Centre Pointe Blvd., Suite 7
Mendota Heights, MN 55120

Employee:	Kirsten Doerfert
2500 Princeton Court
Minneapolis, MN 55416

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Addresses may be changed by written notice given pursuant to this Section; however any such notice shall not be effective, if mailed, until three (3) working days after depositing in the mails or when actually received, whichever occurs first.

16.	Other Agreements. This Agreement contains the entire agreement between the parties concerning terms of employment and supersedes at the effective date hereof any other agreement, written or oral.

17.
Parties and Interest.  This Agreement is personal to Employee, and Employee may not delegate her duties or assign her rights hereunder.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

18.	Modification and Waiver. A waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

19.
Binding Effect, Assigns, Successors, Etc.  This Agreement shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns, and shall continue in full force unless and until terminated by the mutual agreement of all parties hereto.

20.
Savings Clause.  If any provision, portion or aspect of this Agreement is determined to be void, or voidable by any legislative, judicial or administrative action as properly applied to this Agreement, then this Agreement shall be construed to so limit such provision, portion or aspect thereof to render same enforceable to the greatest extent permitted by or in the relevant jurisdiction.

21.	Headings. The headings of this Agreement are intended solely for convenience and reference, and shall give no effect in the construction or interpretation of this Agreement.

22.
Survival.  Employee understands and agrees that portions of the provisions of this Agreement extend beyond termination of the Employee’s employment and shall continue in full force and effect after such termination of employment or termination of this Agreement.

23.
Execution.  This Agreement may be executed in two (2) or more counterparts, and each such counterpart deemed an original.  Original signatures on copies of the Agreement transmitted by facsimile will be deemed originals for all purposes hereunder.

24.
Confidential.  Company and Employee agree to keep the terms and conditions of this Agreement confidential during the terms of the Agreement and for one (1) year after termination of Agreement, except to the extent that Employee may be required to disclose the Agreement or its terms by force of law or in connection with a prospective employment search.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day and year first written above.
BioDrain Medical Incorporated

By:	/s/ Kevin R. Davidson
Kevin R. Davidson, President & CEO

By:	/s/ Kirsten Doerfert
Kirsten Doerfert, Employee